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[ ]     Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                         AMERICAN ITALIAN PASTA COMPANY
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4100 N. Mulberry Drive, Suite 200

Kansas City, Missouri 64116

                         AMERICAN ITALIAN PASTA COMPANY

                           NOTICE AND PROXY STATEMENT

                                       FOR

                       THE ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                FEBRUARY 6, 2002

                             YOUR VOTE IS IMPORTANT!

         Please mark, date and sign the enclosed proxy card and promptly return it to the Company in the enclosed envelope.

Mailing of this Notice and Proxy Statement, the accompanying Proxy, and the accompanying 2001 Annual Report, commenced on or about January 11, 2002.

                         AMERICAN ITALIAN PASTA COMPANY
                        4100 N. MULBERRY DRIVE, SUITE 200
                           KANSAS CITY, MISSOURI 64116

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -------------------

         The Annual Meeting of the Stockholders of American Italian Pasta
Company, a Delaware corporation ("AIPC"), will be held at The Hyatt Regency
Crown Center, 2345 McGee, Kansas City, Missouri 64108 at 10:30 a.m. on February
6, 2002, to consider and vote upon the following:

1.   Election of three Directors;

2.   Ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent auditors for fiscal year 2002; and

3.   Such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on December 10, 2001, are entitled to notice of and to vote at this meeting or any adjournment thereof.

                                     By Order of the Board of Directors,

                                     /s/ Warren B. Schmidgall
                                     Executive Vice President & Chief Financial Officer

The date of this Notice is January 11, 2002.

Please date, sign and promptly return the enclosed proxy card, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.
Please also indicate on the enclosed response form whether you plan to attend the Annual Meeting.

                         AMERICAN ITALIAN PASTA COMPANY
                        4100 N. Mulberry Drive, Suite 200
                           Kansas City, Missouri 64116

                                 PROXY STATEMENT

                                TABLE OF CONTENTS
                                -----------------

Stock Owned Beneficially by Directors,

Proposal 2 - Ratification of the Board of

                               GENERAL INFORMATION

     This Proxy Statement is being mailed on or about January 11, 2002 to the holders of record at the close of business on December 10, 2001 (the "Record
Date") Class A Convertible Common Stock, of American Italian Pasta Company, a
Delaware corporation ("AIPC" or the "Company"), par value $0.001 per share (the
"Common Stock"), in connection with the solicitation of proxies by AIPC's Board of Directors for use at the Annual Meeting of Stockholders to be held at The
Hyatt Regency Crown Center, 2345 McGee, Kansas City, Missouri, on February 6,
2002, at 10:30 a.m. and any adjournment thereof (the "Annual Meeting"). The
Notice of Annual Meeting of Stockholders, AIPC's 2001 Annual Report to
Stockholders (the "Annual Report"), and the proxy card accompany this Proxy
Statement.

     Attendance at the Annual Meeting of Stockholders is limited to stockholders of record or their proxies, beneficial owners of AIPC's stock having evidence of such ownership and guests of AIPC. Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate in the Annual Meeting may request reasonable assistance or accommodation from AIPC by contacting AIPC's
Investor Relations Coordinator at 4100 N. Mulberry Drive, Suite 200, Kansas
City, Missouri 64116, at 816-584-5000. To provide AIPC sufficient time to arrange for reasonable assistance please submit all requests by January 18,
2002.

     AIPC changed its fiscal year end from December 31 to the last Friday of
September or the first Friday of October effective beginning with the nine-month fiscal period ended September 27, 1996 and for all subsequent periods. This change resulted in a nine-month fiscal year for 1996, and a 52 or 53-week year for all subsequent fiscal years. The Company's first three fiscal quarters end on the Friday last preceding December 31, March 31 and June 30 or the first
Friday of the following month of each quarter. For purposes of this Proxy
Statement, the 2001 and 2000 fiscal years are described as having ended
September 30.

                    PROPOSAL 1 - ELECTION OF THREE DIRECTORS

     The Board of Directors of AIPC is divided into three classes. The members of each class serve staggered three-year terms of office, which results in one class standing for election at each annual meeting of stockholders. The term of office for the directors elected at the Annual Meeting will expire in 2005 or when their successors are elected and qualified.

     Three persons have been nominated by the Board for election as directors.
All three individuals are presently directors of AIPC, have indicated that they are willing and able to serve as directors if elected, and have consented to being named as nominees in this Proxy Statement. If any nominee should become unable or unwilling to serve, the persons named as proxies intend to vote for one or more substitute nominees chosen by them in their sole discretion. AIPC's
Certificate of Incorporation and Bylaws do not have any eligibility requirements for directors.

     As explained further under "Voting and Proxies," Directors are elected by the affirmative vote of the plurality of the shares of Common Stock present at the Annual Meeting that are entitled to vote on the election of directors, assuming a quorum.

Nominees for Director to Serve Until the Annual Meeting of Stockholders in 2005:

     JONATHAN E. BAUM, age 41, has served as a Director of the Company since
1994. Mr. Baum is also a director of George K. Baum Merchant Banc, L.L.C. and
Prairie Capital Management, Inc. He has been the Chairman and Chief Executive
Officer of George K. Baum & Company, an investment banking firm, since 1994.

     ROBERT H. NIEHAUS, age 46, has served as a Director of the Company since
1992. He is founder and Managing Director of Greenhill Capital Partners, LLC.
Previously, he had been a Managing Director of Morgan Stanley Dean Witter
Capital Partners from 1990 to 1999. He is also a director of Waterford
Wedgewood, plc, Berliner Communications, Inc., Axiom Legal Services and
Heartland Payment Systems, Inc.

     RICHARD C. THOMPSON, age 50, has served as a Director of the Company since
1986. Previously, he had been Chairman and Chief Executive Officer of Thompson's
Nutritional Technology, Inc., a pet food producer, from 1993 to 2000. He is a co-founder of the Company and served as its President from May 1986 to June
1991. Mr. Thompson is Managing Partner of Iron Street Partners, LLC.

                       YOUR BOARD RECOMMENDS THAT YOU VOTE
                                      "FOR"
                         THE ELECTION OF THESE NOMINEES

                             THE BOARD OF DIRECTORS

     The Board meets regularly to review significant developments affecting AIPC and to act on matters requiring Board approval. The Board of Directors met four times in fiscal year 2001. Messrs. Patterson, Baum, Heeter and O'Brien attended all four meetings of the Board in fiscal year 2001, Messrs. Niehaus and Thompson attended three of the four meetings and Mr. Demetree attended two of the four meetings. Mr. Pollak was elected to the Board in June 2001 and attended all of the meetings held thereafter.

DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2003:

     HORST W. SCHROEDER, age 60, has served as Chairman of the Board of
Directors of the Company since June 1991, and as a Director of the Company since
August 1990. Since 1990, Mr. Schroeder has been President of HWS & Associates,
Inc., a Hilton Head, South Carolina management consulting firm owned by Mr.
Schroeder. Prior to founding HWS & Associates, Mr. Schroeder served the Kellogg
Company, a manufacturer and marketer of ready-to-eat and other convenience food products, in various capacities for more than 20 years, most recently as
President and Chief Operating Officer. He was a manager of PSF Holdings, L.L.C.
and served as Chairman of the Board of its wholly-owned subsidiary, Premium
Standard Farms, Inc., a vertically-integrated pork producer, from 1996 to May
1998.

     MARK C. DEMETREE, age 45, has served as a Director of the Company since
1998. Since 1997, he has been Chairman of the Board and Chief Executive Officer of US Salt Holdings, LLC, which is an investment and management firm, specializing in the natural resource, basic chemicals and specialty chemicals industries. Previously he had been President of North American Salt Company from
1993 to 1997. Since 1999, he has been Chairman of the Board and CEO of Verdugt
Holdings, LLC. He is also Chairman and Director of Pinnacle Properties
Management, Inc.

     TIMOTHY S. WEBSTER, age 40, has served as President of the Company since
June 1991, as President and Chief Executive Officer of the Company since May
1992, and as a Director since June 1989. Mr. Webster joined the Company in April
1989, and served as Chief Financial Officer from May 1989 to December 1990 and as Chief Operating Officer from December 1990 to June 1991.

     JAMES A. HEETER, age 53, has served as a Director of the Company since May of 2000. He is an attorney in Kansas City specializing in Corporate Securities and Healthcare, and for more than five years has been a partner with
Sonnenschein Nath & Rosenthal, a general partnership. Mr. Heeter is the Managing
Partner of the Kansas City, Missouri office and serves on the Firmwide Executive
Committee.

DIRECTORS SERVING UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2004:

     TIM M. POLLAK, age 55, has served as a Director of the Company since June
2001. Mr. Pollak has been Managing Director of Sagaponack Associates, Inc., a private consulting firm specializing in branding and marketing, since 1998. Mr.
Pollak is the co-founder of Employon, Inc. which advises on all aspects of marketing and marketing communications. From 1978 through 1998, Mr. Pollak worked in various positions at Young & Rubicam, Inc., most recently as the Vice
Chairman, Worldwide Director of Client Services.

     JOHN P. O'BRIEN, age 60, has served as a Director of the Company since
1997. Mr. O'Brien has been Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially under-performing companies, since April 1993. Mr. O'Brien has also been Co-Chairman of the Board and Chief Executive Officer of Jeffery Mining
Products, L.P. since October 1995 and Chairman of the Board of Allied
Construction Products, Inc. since March 1993, each of which is an Inglewood
Associates, Inc. portfolio company. Mr. O'Brien has served as a Director and
President of Cleveland Sight Center since 1993. Prior to joining Inglewood
Associates, Inc., he was the Southeast Regional Managing Partner for Price
Waterhouse (now PricewaterhouseCoopers LLP) and a member of the firm's Policy
Board and Management Committee from July 1984 to April 1990. Since August 6,
1999, Mr. O'Brien has been a board member of International Total Services, Inc..
Since July 2000, Mr. O'Brien has been a board member of Century Aluminum
Company.

     WILLIAM R. PATTERSON, age 60, has served as a Director of the Company since
1997. He is a founder and manager of Stonecreek Management, LLC, a private investment firm since August 1998. Prior to that, he served as Vice President of
PSF Holdings, L.L.C., and the Executive Vice President, Chief Financial Officer
and Treasurer of its wholly owned subsidiary, Premium Standard Farms, Inc.
("PSF, Inc."), a fully-integrated pork producer and processor from October 1996 to August 1998. From January to October 1996, Mr. Patterson was a principal of
Patterson Consulting, LLC and as a consultant was acting chief financial officer for PSF, Inc. From 1976 through 1995, Mr. Patterson was a partner in Arthur
Andersen LLP. He is also a director of Paul Mueller Company and Collins
Industries, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     Under AIPC's Bylaws, the Board of Directors may establish, change and terminate one or more committees made up of members of the Board of Directors to perform certain functions. The Board of Directors has established an Audit
Committee and a Compensation Committee. Each such committee has two or more members who serve at the pleasure of the Board of Directors. There were six meetings of the Audit Committee, and two meetings of the Compensation Committee during fiscal year 2001. All of the directors attended the meetings of the committees on which they served during fiscal 2001.

THE AUDIT COMMITTEE

     The Audit Committee is responsible for reviewing the Company's financial statements, audit reports, internal financial controls and the services performed by the Company's independent public auditors, and for making recommendations with respect to those matters to the Board of Directors. The
Audit Committee has an Audit Committee Charter in place which has been adopted by the Board of Directors. The current members of the Audit Committee are:
Messrs. Patterson, Heeter, and Baum. Each of the members is "independent", as defined by the rules of the New York Stock Exchange.

THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to the salaries, bonuses, and other compensation paid to key employees and officers of AIPC, including the terms and conditions of their employment, and administers all stock option and other benefit plans affecting key employees' and officers' direct and indirect remuneration. The current members of the Compensation Committee are: Messrs.
Niehaus, Demetree, O'Brien and Schroeder. The Committee's report on executive compensation is set forth in the section under "Management Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     All compensation decisions during the fiscal year ended September 28, 2001 for each of the Named Executive Officers were made by the Compensation Committee of the Board of Directors. Mr. Schroeder as Chairman of the Board, is an officer of AIPC.

COMPENSATION OF DIRECTORS

     Messrs. Schroeder and Webster currently are the only directors who do not receive fees for serving as directors of the Company. Effective January 1, 1998, all directors who are not employees of AIPC ("Outside Directors") are paid an annual retainer of $15,000, which is payable in Common Stock immediately following AIPC's annual meeting of stockholders, and paid $1,500 in cash for each meeting of the Board of Directors attended. Additionally, Outside Directors who are members of a committee of the Board of Directors are paid $500 in cash for each committee meeting attended. An Outside Director who is a chairman of such a committee is paid an annual cash retainer of $2,500. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of Board committees.

                 STOCK OWNED BENEFICIALLY BY DIRECTORS, NOMINEES
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each director or nominee for director of AIPC; (ii) certain executive officers; and (iii) all directors and executive officers as a group.

                                                                                                 CLASS A COMMON STOCK
     NAME OF                                                                                   BENEFICIALLY OWNED
BENEFICIAL OWNER(1)                                        NUMBER                                        PERCENT
-------------------                                        ------                                        -------

Horst W. Schroeder (2)(3)                                608,603                                          3.34%

Jonathan E. Baum (4)                                      20,901                                              *

James A. Heeter (7)                                        6,322                                              *

Timothy Pollak                                               200                                              *

Robert H. Niehaus                                          4,981                                              *

Mark C. Demetree                                          13,019                                              *

John P. O'Brien                                            5,563                                              *

William R. Patterson                                       6,063                                              *

Richard C. Thompson                                        2,423                                              *

Timothy S. Webster (3)(5)                                632,240                                          3.44%

David E. Watson  (3)(6)                                  185,569                                          1.04%

David B. Potter  (3)                                      88,112                                              *

Warren B. Schmidgall (3)(8)                               57,299                                              *

All directors and executive                            1,772,924                                          9.21%
  officers as a group
  (23 persons)  (3)

-----------------------------
* Less than 1% of the outstanding Common Stock.

(1)  Beneficial ownership is determined in accordance with the rules of the
     United States Securities and Exchange Commission (the "Commission"), but
     generally refers to either the sole or shared power to vote or dispose of the shares. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated in a footnote to this table, the persons in this table have sole voting and investment power with respect to all shares of
     Common Stock shown as beneficially owned by them.

(2)  The shares beneficially owned by Mr. Schroeder include 137,341 shares held by The Living Trust of Horst W. Schroeder, 11,406 shares held by The Living
     Trust of Gisela I. Schroeder for the benefit of Mr. and Ms. Schroeder, respectively, and members of their family, 3,066 shares held by Mr.
     Schroeder's daughter and 3,066 shares held by his son. Mr. Schroeder has voting power, but not investment power, with respect to all of these shares. Mr. Schroeder disclaims beneficial ownership of the shares held by
     The Living Trust of Gisela I. Schroeder.

(3)  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed beneficially owned by that person. Options that are currently exercisable or will become exercisable within 60 days of the Record Date to purchase shares of Common Stock as follows: Mr. Schroeder (459,856 shares), Mr.
     Webster (598,236 shares) Mr. Watson (134,846 shares), Mr. Potter (85,018 shares), and Mr. Schmidgall (52,167 shares) and all executive officers and directors as a group (1,464,099 shares).

(4)  Includes 13,083 shares held by Group Partners, L.P., 433 shares held by
     George K. Baum Holdings, Inc. and 1,776 shares held by Grandchild, L.P. As an officer and/or equity owner of the entities holding such shares, Mr.
     Baum may share voting power with respect to such shares. Mr. Baum also may be deemed to own beneficially 200 shares held by his wife, Sarah Baum, and
     1,600 shares held by his wife, Sarah Baum, as custodian for their minor children. Mr. Baum disclaims beneficial ownership of such shares, except for the shares held by GKB Equity, Inc. and the shares held by George K.
     Baum Holdings, Inc.

(5)  Includes 15,625 shares beneficially owned by Mr. Webster which are held in various trusts for the benefit of Mr. Webster's family members. Mr. Webster has voting power, but not investment power, with respect to all of such shares. Mr. Webster also may be deemed to own beneficially 4,600 shares held by his wife. Mr. Webster disclaims beneficial ownership of such shares.

(6)  Includes 750 shares held as custodian for his children.

(7)  Mr. Heeter also may be deemed to own beneficially 745 shares held by his wife, Judith S. Heeter, and 300 shares held by his wife, Judith S. Heeter, as custodian for their minor children. Mr. Heeter disclaims beneficial ownership of such shares held by or for the benefit of his wife and children.

(8)  Includes 31 shares held as custodian for his children.

                             STOCK PERFORMANCE GRAPH

         The following graph shows the changes in value over the two fiscal years ending September 30, 2000 of an assumed investment of $100 in: (i) AIPC's
Common Stock; (ii) a group of peer companies(1); and (iii) the stocks that comprise the Russell 2000 Index(2). The table following the graph shows the value of those investments as of September 30, 2000 and 2001. The value for the assumed investments depicted on the graph and in the table has been calculated assuming that any cash dividends are reinvested at the end of each quarter during the fiscal year paid. The closing price of the common Stock on the New
York Stock Exchange on December 19, 2001 was $42.15 per share.

                         AMERICAN ITALIAN PASTA COMPANY
                           RELATIVE MARKET PERFORMANCE
                            TOTAL RETURN FISCAL 2001

           Fiscal Year Ended    Sept. 30, 1997(3)     Sept. 30, 1998       Sept. 30, 1999       Sept. 30, 2000      Sept. 30, 2001
           -----------------    -----------------     --------------       --------------       --------------      --------------
              AIPC Total               $100               $145.83              $159.03             $106.60              $240.28
                Return
           Peer Group Total            $100               $92.34               $66.88               $59.59              $64.71
                Return
          Russell 2000 Index           $100               $79.12               $94.21              $116.25              $91.60
             Total Return

1.   The peer group index is comprised of the following companies: Aurora Foods
     Inc; Dole Food Inc; Flowers Industries Inc; McCormick & Co Inc; and Riviana
     Foods, Inc.

2.   The Russell 2000 is an index prepared by Frank Russell Company, an independent company. The Russell 2000 reflects the change in weighted average market value for 2000 companies whose shares are traded on the New
     York Stock Exchange, American Stock Exchange and in the over-the-counter market. Information concerning Frank Russell Company and the Russell 2000
     Index is available on the Internet at www.russell.com.

3.   AIPC Common Stock began trading publicly on October 8, 1997.

                             AUDIT COMMITTEE REPORT

     The Company's Audit Committee is composed entirely of non-management directors, each meeting the independence and experience requirements of the New
York Stock Exchange (NYSE). The Committee has substantially implemented the recommendations of the Blue Ribbon Committee on Improving the Effectiveness of
Corporate Audit Committees adopted by the SEC and NYSE. The Committee has adopted, and the Board of directors approved, a charter outlining its practices and responsibilities; a copy of the charter is included herein (Exhibit A).

     During fiscal year 2001, the Audit Committee met six times. At each meeting the Committee met with the Company's financial management team and the Company's independent auditors to review the most recent quarterly or full-year financial statements and other relevant financial matters. At two of the meetings, the
Committee had private sessions with the Company's independent auditors for candid discussion on financial management, accounting, and internal control matters.

     The Audit Committee recommended to the Board of Directors the engagement of
Ernst & Young LLP as independent auditors and reviewed with the Company's financial managers and independent auditors the overall audit scopes and plans, the results of audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting.

     The Audit Committee reviewed and discussed with Ernst & Young LLP, the
Company's independent auditors, the matters required to be discussed under
Statements on Auditing Standards No. 61 ("SAS 61"). In addition, the Committee has received from the independent auditors the written disclosures and the letter required to be delivered by them under Independence Standards Board
Standard No. 1 ("ISB Standard No. 1") addressing all relationships between the independent auditors and the Company that might bear on the auditors'
independence. The Committee has reviewed the materials received from the independent auditors, has met with their representatives to discuss the independence of the auditing firm, and has satisfied itself as to the auditors'
independence.

     The Audit Committee acts only in an oversight capacity, and in so doing, relies on the work and assurances of the Company's management and its independent auditors.

     Based on the Audit Committee's review of the financial statements and the independent auditors' report thereon, discussion with management and the independent auditors, discussion with the independent auditors regarding SAS 61, and the written materials provided by the independent auditors under ISB
Standard No. 1 and the related discussion with the independent auditors of their independence, the Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on
Form 10-K for the fiscal year ended September 30, 2001, for filing with the
Securities and Exchange Commission.

THE AUDIT COMMITTEE.

      William R. Patterson
      James A. Heeter
      Jonathan E. Baum

                             MANAGEMENT COMPENSATION

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Board of Directors' compensation policy is to reward exceptional performance by the Company's employees while providing reasonably competitive base compensation. The Compensation Committee is responsible for implementing this policy for the executive officers of the Company.

     The Committee evaluates the compensation packages of these executives at least annually. The Committee regularly discusses with independent compensation consultants both the composition and level of the compensation packages, and the
Committee regularly informs the Board of the Committee's activities.

     In designing the compensation packages for the Company's executives, the
Committee uses surveys, prepared by the compensation consultants, of the compensation practices for different job levels of other industrial companies with revenues of $1 billion or less. The Committee believes that those are the companies with which the Company most actively competes for executives. The job level for a position at AIPC and in the surveys is determined based upon the compensation consultants' analysis of the position's level of knowledge, accountability and problem solving (as contrasted to determining the job level based upon title). The use of job level analysis allows the Committee to compare more accurately the Company's compensation package for a particular executive with the market practices within the comparison market. The compensation consultants do not consider the financial performance of companies participating in the survey when comparing the Company's compensation packages to the market.

     The Committee's current compensation program has three primary components:
base salary, annual incentives and long-term equity based incentives. The
Committee's process of determining each of these components for the executives in general, and Mr. Webster in particular, is discussed below.

     Base Salary. The Committee initially sets an executive's base salary at the median of the range of base salaries indicated in the surveys, but may adjust the salary, in the Committee's discretion, upwards or downwards within a limited range around that point. The Committee considers the recommendations of the
Chairman of the Board and the Chief Executive Officer when making any such adjustment. The Committee chooses the median of the base salary range so the
Company's base salaries are competitive with the base salaries of other industrial companies. The Committee does not consider the financial performance of the Company in setting base salaries.

     Annual Incentives. The Committee uses annual incentives to focus executives on accomplishing specific objectives, both corporate and personal, that the
Committee and Board believe are necessary to enhance the shorter-term performance of the Company. All executives participate in the annual cash incentive program administered by the Committee. Each of the various objectives, goals, targets and proportions related to determining the annual incentive is established by the Committee or agreed to with the executive prior to the period in which the performance is to be measured. The annual incentives are paid in cash or stock options or both. For fiscal 2001, executive officers and eligible members of senior management received their annual incentive bonus in cash.

     An executive's annual incentive payment is the result of a target annual incentive adjusted for the executive's personal performance and the financial performance of the Company. The Committee sets an executive's target annual incentive so that if earned, the executive's total cash compensation (base salary plus annual incentive) would be between the fiftieth and seventy-fifth percentile level of the range of total cash compensation indicated in the compensation survey for the job level. The Committee believes that this level is consistent with the Company's compensation policy of focusing on performance-based compensation.

     The personal performance component of the annual incentive is based upon the Committee's assessment of the executive's actual performance against specific corporate objectives for the executive and the executive's agreed upon personal goals. These corporate objectives vary among executives, but generally relate to corporate performance measures in the executive's area of responsibility. The personal goals also vary among executives, but generally focus on the key accountabilities defined in the job description. Each of these factors is given special weight in determining the executive's performance rating. The Committee may also, in its discretion, take into account other factors in determining an executive's overall personal performance rating. This performance rating is used to adjust the target annual incentive downward or upward to arrive at the executive's potential annual incentive. The Committee has the discretion to reduce the target to zero or, in cases of excellent performance, increase the target by 150 percent.

     Of the total potential annual incentive, 100 percent is based upon the executive's personal performance, but may be adjusted upward or downward based upon the actual financial performance of the Company. There is no further adjustment to the portion attributable to personal performance.

     The financial performance rating of the Company is based upon the comparison of the Company's actual earnings to a pre-established earnings target and range of earnings of the Company for the measurement period. No adjustment is made to the financial performance portion if the Company's earnings match the target, and none of the potential annual incentive relating to the financial performance of the Company is paid if the Company's earnings fall below the bottom of the range. If the Company's earnings fall below the earnings target but within the range, the financial performance portion is adjusted to 75 percent of its initial level. If the Company's earnings exceed the earning target, the financial performance portion is adjusted up to 125 percent of its initial level, depending on the size of the excess.

     Long-Term Equity Incentives. Equity incentives are a very important component of the Company's executive compensation program. Equity incentives are the most effective means known to the Committee of aligning an executive's interests with those of the stockholders and focusing the executive on creating long-term value for the Company's stockholders. Generally, all executives participate in the Company's equity incentives program. The Committee may, however, determine in its discretion to not award any equity incentives to certain executives. In making such a determination, the Committee will generally consider the executive's past performance and recommendations of the Chairman of the Board and Chief Executive Officer. No particular weighting is given to any of these factors.

     The Committee uses stock options with an exercise price equal to the value of the stock on the date of the option award as the Company's equity incentive because options do not reward the executive until all stockholders realize an increase in the value of their investment in the Company. The Committee sets the number of shares to be covered by any option awarded by equating the present value of the options (using an assumed appreciation and the cost of funds rates)
to a target equity incentive level for the executive.

     The target equity incentive level is determined by setting target total direct compensation (base salary plus target annual and equity incentives) for a particular executive at the seventy-fifth percentile level of the range of values of the total direct compensation indicated in the compensation surveys for the job level. As with the annual incentives, the Committee believes this level is consistent with the Company's compensation policy of focusing on pay for performance.

     The Committee may then, in its discretion, adjust the target equity incentive level upwards or downwards within a limited range around the target level. The Committee does not generally consider any specific factors when making any adjustment to the target incentive level other than previously awarded equity incentives, the Committee's perception of the executive's contribution to the Company and the recommendations of the Chairman of the Board and the Chief Executive Officer. No particular weighting is given to these factors. The stock options awarded the Company's executives are intended to cover a five-year period. The options, therefore, become exercisable at a rate of twenty percent per year.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Committee determines Mr. Webster's compensation package using the same methods as it uses for the other executives of the Company. For fiscal year
2001, the Committee set Mr. Webster's base salary at approximately the midpoint of the range of comparable salaries indicated on the surveys utilized. Mr.
Webster's 2001 annual incentive performance objectives were based on the earnings of the Company and meeting all of his personal annual performance objectives. In establishing Mr. Webster's annual incentive compensation, the
Committee sought to reward his outstanding performance in connection with two major acquisitions, successful start-up of an Italian business, significant enhancement to the organizational structure and capability to prepare the
Company for future growth associated with new branded business, as well as leading the Company in achieving record sales and earnings.

DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits deductions by publicly held corporations for federal income tax purposes to $1 million of compensation paid to each of the executive officers listed in the corporation's summary compensation table unless such excess compensation is "performance based" as defined in Section 162(m). In order for compensation to qualify as
"performance based," among other requirements, the performance goals must be set
(and in the case of options, the options must be granted) by a compensation committee consisting solely of two or more outside directors (as defined in
Section 162(m)). The Committee member who does not qualify as an "outside director" abstains from the vote on performance-based compensation and on the granting of options or other equity-based compensation. Based on a private letter ruling issued by the Internal Revenue Service ("IRS") in December 1997,
the Committee believes that, with the non-outside director abstaining, the
Committee qualifies as a compensation committee consisting solely of two or more outside directors (as defined in Section 162(m)), and that, accordingly, compensation arising from the exercise of non-qualified options granted by the
Committee under the 1992 Plan, the 1993 Plan, and the 1997 Plan, as well as stock appreciation rights granted under the 1997 Plan will be tax-deductible by the Company. However, there can be no assurance of that result. While a private letter ruling is not binding on the IRS except with respect to the party to whom it is issued, it is instructive as to the thinking of the IRS at the time the letter was issued. Restricted Shares and Bonus Shares granted under the 1997
Plan will be subject to the limitations of Section 162(m).

     The Committee will review from time to time in the future the potential impact of Section 162(m) on the deductibility of executive compensation.
However, the Committee intends to maintain the flexibility to take actions that it considers to be in the best interests of the Company and its stockholders and which may be based on considerations in addition to tax deductibility.

THE COMPENSATION COMMITTEE.

         John P. O'Brien
         Horst W. Schroeder
         Mark C. Demetree
         Robert H. Niehaus

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table below shows certain information concerning the compensation paid by AIPC to the CEO and the Named Executive Officers during fiscal 2001 (based upon the total salary and bonus paid during fiscal 2001).

                                                                        FISCAL                             LONG-TERM
                                                                        PERIOD                           COMPENSATION
                                                                     COMPENSATION                           AWARDS
                                                                     ------------                           ------
                                                                                                SECURITIES              ALL
                                                 FISCAL                                         UNDERLYING             OTHER
NAME AND PRINCIPAL POSITION                      PERIOD      SALARY ($)       BONUS ($)        OPTIONS (#)         COMPENSATION
---------------------------                      -------     ----------       ---------        -----------         ------------

Timothy S. Webster                                2001        $430,322     $425,000 (1)               --          $20,384 (3)
     President and Chief Executive Officer        2000         417,373      125,000 (1)          130,000            6,330 (3)
                                                  1999         361,677      162,000 (2)               --            5,732 (3)

Horst W. Schroeder                                2001         176,000      165,000 (1)               --            8,597 (4)
     Chairman of the Board                        2000         220,000       77,000 (1)          130,000              343 (4)
                                                  1999         222,000      50,000 (2)                --              305 (4)

David E. Watson                                   2001         214,908      117,500 (1)               --           14,654 (5)
     Executive Vice President - Operations        2000         204,398       32,500 (1)           26,600            5,556 (5)
and                                               1999         190,935       66,836 (2)               --            5,383 (5)
     Corporate Development

David B. Potter                                   2001         174,785       98,000 (1)               --           14,343 (6)
     Executive Vice President - Procurement       2000         172,486       25,000 (1)           43,600            4,513 (6)
and                                               1999         153,047       54,000 (2)               --            5,845 (6)
     Industrial Markets

Warren B. Schmidgall                              2001         202,626      138,000 (1)               --           15,151 (8)
     Executive Vice President and                 2000         194,376       38,000 (1)           67,500           46,849 (8)
     Chief Financial Officer                      1999        164,308 (7)    56,420 (2)           50,000           53,378 (8)

(1)  The fiscal year 2000 bonus structure was modified by the Compensation
     Committee to reflect the strategic significance of the Mueller acquisition on fiscal year 2000 and future years' results. Accordingly, the amounts indicated represent 50% of the fiscal year 2000 bonus potential and were paid in cash December 15, 2000. Additionally, in fiscal year 2001, the
     Compensation Committee authorized a second incentive payment equal to the cash bonus paid for fiscal year 2000, payable in the second quarter of fiscal year 2001 upon the successful completion and integration of the
     Mueller's acquisition.

(2)  For the fiscal year 1999 bonus, the officers received a portion of their bonus in immediately vested stock options granted at fair market value on
     October 21, 1999. Options granted were as follows: Timothy S. Webster
     50,000 shares, Horst W. Schroeder 50,000 shares, David E. Watson 3,300 shares, David B. Potter 3,600 shares, and Warren B. Schmidgall 3,500 shares.

(3)  Includes contributions on the officer's behalf to the American Italian
     Pasta Company Retirement Savings Plan in the amounts of $8,282, $2,787, and
     $5,307 in fiscal years 2001, 2000, and 1999, respectively, premiums paid by the Company on insurance policies in the amounts of $8,602, $343, and $425, in fiscal years 2001, 2000, and 1999, respectively, and premiums paid by the Company on a split dollar life insurance policy in the amounts of
     $3,500, $3,200, and $3,335 in fiscal years 2001, 2000, and 1999, respectively.

(4)  Represents premiums paid by the Company on a life insurance policy for the benefit of the Named Executive Officer.

(5)  Includes contributions on the officer's behalf to the American Italian
     Pasta Company Retirement Savings Plan in the amounts of $6,067, $5,213, and
     $4,955, in fiscal years 2001, 2000, and 1999, respectively, and premiums paid by the Company on insurance policies in the amounts of $8,587, $343, and $425 in fiscal years 2001, 2000, and 1999, respectively.

(6)  Includes contributions on the officer's behalf to the American Italian
     Pasta Company Retirement Savings Plan in the amounts of $5,756, $4,170, and
     $5,420 in fiscal years 2001, 2000, and 1999, respectively, and premiums paid by the Company on insurance policies in the amounts of $8,587, $343, and $425 in fiscal years 2001, 2000, and 1999, respectively.

(7)  Mr. Schmidgall's annual salary for fiscal year 1999 would have been
     $180,000, if he had been with the Company for the entire fiscal year. He joined the Company in October 1998.

(8)  Includes contributions on the officer's behalf to the AIPC retirement savings plan in the amount of $6,549 in fiscal year 2001 and $3,951 in fiscal year 2000, and relocation fees paid by the Company in the amounts of
     $42,555 and $53,378 in fiscal years 2000 and 1999, respectively, and premiums paid by the Company on insurance policies in the amount of $8602 and $343 in fiscal 2001 and 2000.

OPTION GRANTS IN FISCAL YEAR 2001

     The following table sets forth information with respect to the options granted by AIPC during fiscal 2001 to AIPC's Executive Officers named in the
Summary Compensation Table above.

                                                                                                       POTENTIAL REALIZABLE VALUE
                                                                                                        AT ASSUMED ANNUAL RATES
                                                                                                    OF STOCK PRICE APPRECIATION FOR
                                                      INDIVIDUAL GRANTS                                     OPTION TERM (2)
                             --------------------------------------------------------------------- ----------------------------------
NAME                             SHARES          % OF TOTAL        EXERCISE        EXPIRATION             5%               10%
----                                                                                                      --               ---
                                                  OPTIONS
                                                 GRANTED TO
                               UNDERLYING        EMPLOYEES
                                 OPTIONS         IN FISCAL        PRICE PER
                                 GRANTED            2001          SHARE (1)           DATE
                                 -------            ----          ---------           ----

NONE

(1)  The exercise price is based on the Fair Market Value at the date of the grant of the option. The options have various vesting periods, ranging from date of grant to five years, and the options terminate ten years from the date of grant, subject to earlier termination in certain conditions. The exercisability of the options is accelerated in the event of a change of control (as defined in the option agreements).

(2)  The amounts shown as potential realizable values are based on assumed annualized rates of appreciation in the price of Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent upon the future performance of the
     Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001 AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to the aggregate option exercises during fiscal 2001 by the named Executive Officers and the number and value of options held by such officers as of September 30, 2001.

                                                                                      AT SEPTEMBER 30, 2001

                                                                       NUMBER OF                        VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS (1)
                                                                  -------------------                 ------------------------
                             SHARES
                            ACQUIRED
                              UPON             VALUE
NAME                        EXERCISE (#)     REALIZED ($)      EXERCISABLE      UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
----                        ---------        ------------      -----------      -------------       -----------        -------------

Timothy S. Webster                  --                --        620,535          200,266           $18,185,126          $4,819,636

Horst W. Schroeder                  --                --        531,978           47,501            14,427,134             931,900

David E. Watson                  7,500           306,250        115,916           38,961             3,241,263             779,508

David B. Potter                     --                --         68,542           49,756             1,455,134           1,027,149

Warren B. Schmidgall                --                --         59,500           58,000             1,326,540           1,228,836

(1) Based on the price of the Company's common stock at the close of business on
Friday, September 28, 2001 and the exercise price of the options.

Employment Agreements, Severance of Employment Agreements and Change of Control
Arrangements with Named Executive Officers.

------------------------------------------

EMPLOYMENT AGREEMENTS

     MR. WEBSTER. Mr. Webster entered into an employment agreement with the
Company effective October 8, 1997 and terminating September 30, 2002. Under the agreement, Mr. Webster is entitled to an annual base salary of $330,000, subject to annual adjustment by the Board. Mr. Webster is also eligible to receive annual bonuses at the discretion of the Board under the Company's Salaried Bonus
Plan (the "Bonus Plan"). On the effective date of his employment agreement, Mr.
Webster was granted options to purchase shares of Common Stock equal to 3 percent of the shares of Common Stock outstanding immediately prior to AIPC's initial public offering of the Common Stock on October 8, 1997 (the "Offering"),
on a fully diluted basis, at an exercise price of $18.00 per share. If Mr.
Webster's employment is terminated without cause, due to his disability or if he resigns for good reason, he is to receive payments equal to two times his then current base salary and bonus. Mr. Webster has agreed not to compete with the
Company for two years after termination of employment, subject to the receipt by
Mr. Webster of certain severance payments, in some cases at the election of the
Company. All stock options awarded to Mr. Webster will vest (i) immediately upon a termination of his employment without cause or his resignation for good reason; (ii) if the employment agreement expires and the Company does not offer
Mr. Webster a new agreement on terms no less favorable than those in the current agreement; or (iii) upon a change of control (as defined in the agreement).

     MR. SCHROEDER. Mr. Schroeder entered into an employment agreement with the
Company effective October 9, 1997 which was amended October 1, 1999, and which terminates September 30, 2003. Under the agreement, as amended, Mr. Schroeder will serve as Chairman of the Board and is entitled to receive base compensation of $4,000 per day of service to the Company, subject to a minimum payment of
$120,000 per year. Mr. Schroeder is eligible to participate in the Company's
Bonus Plan. If Mr. Schroeder terminates his agreement for good reason, including a change of control, he is entitled to receive payment of all unpaid amounts due for service rendered, as well as an additional amount equal to the unpaid balance due for the remainder of the term of the agreement and an additional payment equal to $2,000 multiplied by the number of days of service remaining under the term, which in no event shall be more than 30 days during any calendar year. In addition, upon termination of employment for good reason, the unvested portion of Mr. Schroeder's options under the Company's stock option plans will become immediately vested. Mr. Schroeder has agreed not to compete with the
Company for a period of two years after termination of his employment.

     MESSRS. WATSON AND POTTER. Messrs. Watson and Potter entered into employment agreements with the Company effective October 9, 1997, which were amended September 30, 1999, and which terminate September 30, 2002. Such agreements are, as amended, renewable automatically for a two-year period thereafter, and after such two-year period, for successive one-year terms, unless the Company gives the employee at least six months' prior written notice of nonrenewal. The agreements entitle Messrs. Watson and Potter to annual base salaries of $180,000 and $150,000, respectively (subject to annual merit increase reviews by the Board of Directors), and annual bonuses at the discretion of the Board of Directors in accordance with the terms of the Bonus
Plan. In the event of termination of employment without cause or resignation for good reason, or in the event their employment is terminated by the Company without cause within six months after a change of control, Messrs. Watson and
Potter are each entitled to the greater of (i) one-year's annual base salary and bonus or (ii) annual base salary and bonus for the remainder of the initial employment term under their respective employment agreements. The employment agreements also contain eighteen month covenants not to compete after any termination of employment. All stock options awarded to each of Messrs. Watson and Potter will vest immediately upon (i) resignation for good reason or (ii) a change of control of the Company.

     MR. SCHMIDGALL. Mr. Schmidgall entered into an employment agreement with the Company effective September 30, 1999 and terminating September 30, 2002.
Such agreement is renewable automatically for successive one-year terms, unless the Company gives Mr. Schmidgall at least six months' prior written notice of nonrenewal. Under the agreement, Mr. Schmidgall is entitled to an annual salary of $180,000, subject to annual adjustment by the Board. Mr. Schmidgall is also eligible to receive annual bonuses at the discretion of the Board under the
Company's Bonus Plan. If Mr. Schmidgall's employment is terminated without cause or if he resigns for good reason, he is to receive payments equal to one year's annual base salary and bonus. If Mr. Schmidgall is terminated without cause within six months following a change of control of the Company, he is entitled to his base salary and bonus for a period of one year following such termination. Mr. Schmidgall has agreed not to compete with the Company for eighteen months after termination of employment. All stock options awarded to
Mr. Schmidgall will vest (i) immediately upon a termination by employee for good reason; and (ii) upon a change of control.

SALARIED BONUS PLAN

     The Company maintains the Bonus Plan for certain salaried employees of the
Company, including the Named Executive Officers. The Bonus Plan permits these employees to earn cash performance bonus awards of up to a percentage of their respective salaries as determined by the Board of Directors, or by management on the Board's behalf. The amount of any bonus is based upon the Company's performance and the individual performance of such participant. For fiscal 1999, eligible members of senior management received a portion of their annual incentive bonus in the form of vested stock options granted at fair market value.

OTHER CHANGE OF CONTROL ARRANGEMENTS

     In addition to the change of control arrangements set forth in the named executive officers' employment agreements, the Company has certain other such arrangements with these officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FINANCIAL ADVISORY SERVICES

     Since 1994, the Company has paid fees to George K. Baum & Company's
Investment Banking Division for investment banking and financial advisory services and has paid George K. Baum & Company Professional Investment Advisors
Division fees for investment advice provided with respect to the AIPC 401(k)
Plan. Jonathan E. Baum, a Director of the Company, owns all voting shares of
George K. Baum Holdings, Inc., which owns 100 percent of George K. Baum &
Company.

MANAGEMENT INDEBTEDNESS

     The Company loaned funds to certain of its officers including Mr. Watson to purchase shares of Common Stock at prices ranging between $4.92 and $7.02 per share. Each loan was evidenced by a promissory note bearing interest at the then applicable federal rate and payable in equal installments over three years. The table below sets forth the aggregate number of shares purchased with funds loaned by the Company, the original aggregate loan amount, and the aggregate loan balance as of September 30, 2001 for those officers whose loan balances exceeded $60,000 during fiscal year 2001.

                                               Number of                   Highest Loan Balance                   Balance at
Executive Officer                                Shares                   During 2000 Fiscal Year             September 30, 2001
-----------------                                ------                   -----------------------             ------------------

David E. Watson                                  14,269                           $60,602                          $60,602

EXPENSE REIMBURSEMENT AGREEMENT

     The Company entered into an agreement with HWS & Associates, Inc. ("HWS")
effective October 1, 1999 pursuant to which the Company agreed to reimburse HWS for certain costs and expenses incurred by HWS in connection with supporting the activities of Horst W. Schroeder as an employee and Chairman of the Board of the
Company and the activities of other employees of the company. Mr. Schroeder, a
Director and the Chairman of the Board of the Company, owns HWS and serves as its President. Pursuant to this agreement, on a quarterly basis, beginning
October 1, 1999 and continuing during the term of Mr. Schroeder's employment by the Company, HWS will invoice the Company in advance for reimbursement of such expenses, and will be reimbursed for such expenses in the amount of $18,750 per quarter. In fiscal 2001, the Company paid Mr. Schroeder $93,750 under this agreement.

              PROPOSAL 2 - RATIFICATION OF THE BOARD OF DIRECTORS'
                        SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of Ernst & Young LLP as AIPC's independent auditors to examine the consolidated financial statements of AIPC for fiscal year 2002.
Ernst & Young served as AIPC's independent auditors for fiscal year 2001. No relationship exists between AIPC and Ernst & Young LLP other than that of independent auditors and client.

     AIPC is seeking its stockholders' ratification of the Board of Directors'
selection of AIPC's independent auditors even though AIPC is not legally required to do so. If AIPC's stockholders ratify the Board of Directors'
selection, the Board of Directors nonetheless may, in their discretion, retain another independent auditing firm at any time during the year if the Board of
Directors feels that such change would be in the best interest of AIPC.
Alternatively, in the event that this proposal is not approved by stockholders, the Audit Committee and the Board may re-evaluate their decision.

     One or more representatives of Ernst & Young LLP will be present at the
Annual Meeting and will have the opportunity to make a statement, if desired, and to respond to appropriate questions by stockholders.

     Audit Fees. For professional services rendered for the audit of AIPC's year
2001 financial statements and the review of the financial statements included in
AIPC's year 2001 Forms 10-Q, Ernst & Young billed AIPC a total of $142,000.

     Financial Information Systems Design and Implementation Fees. There were no such costs in fiscal year 2001.

     All Other Fees. In addition to the fees described above, Ernst & Young billed AIPC an aggregate of $966,000 for all other services rendered during
2001. Of this amount, $325,000 consists of fees for audit related services.
Audit related services generally include fees for benefit plan audits, accounting consultations, and SEC Registration Statements. Other services include principally tax services.

     The Audit Committee considered whether the non-audit services rendered by
Ernst & Young were compatible with maintaining Ernst & Young's independence as auditors of AIPC's financial statements.

     As explained further under "Voting," approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present at the
Annual Meeting that are entitled to vote on the proposal, assuming a quorum.

                       YOUR BOARD RECOMMENDS THAT YOU VOTE
                                      "FOR"
                     RATIFICATION OF THE BOARD OF DIRECTORS'
                         SELECTION OF ERNST & YOUNG LLP

                               VOTING AND PROXIES

     Stockholders at the Annual Meeting will consider and vote upon: (1) the election of three directors; (2) ratification of the Board of Directors'
selection of Ernst & Young LLP to serve as AIPC's independent accountants for fiscal year 2001; and (3) such other matters as may properly come before the
Annual Meeting or any adjournment thereof. Stockholders do not have dissenters'
rights of appraisal in connection with any of these matters. Each of these matters has been proposed by the Board of Directors and none of them is related to or contingent on the other.

     Only the holders of AIPC's Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.
On that date, AIPC had outstanding 17,776,442 shares of Common Stock eligible to be voted at the Annual Meeting.

     The Common Stock constitutes AIPC's only class of voting securities outstanding and will vote as a single class on all matters to be considered at the Annual Meeting. Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held on the Record Date on all matters. Stockholders do not have the right to vote cumulatively in the election of directors.

     In order for any of the proposals to be approved at the Annual Meeting
(other than the election of directors) by the stockholders, a quorum, consisting of the holders of a majority of the shares of Common Stock entitled to vote, must be present and a majority of such quorum must be affirmatively voted for approval. The shares of Common Stock of each stockholder entitled to vote at the
Annual Meeting who is present, either in person or through a proxy, are counted for purposes of determining whether there is a quorum, regardless of whether the stockholder votes such shares. The directors are elected by an affirmative vote of the plurality of a quorum of shares of Common Stock present at the Annual
Meeting that are entitled to vote.

     Voting ceases when the chairman of the Annual Meeting closes the polls. The votes are counted and certified by inspectors appointed by the Board of
Directors of AIPC in advance of the Annual Meeting. In determining the percentage of shares that have been affirmatively voted for a particular proposal (other than the election of directors), the affirmative votes are measured against the votes for and against the proposal plus the abstentions from voting on the proposal. A stockholder may abstain from voting on any proposal other than the election of directors, and shares for which the holders abstain from voting are not considered to be votes affirmatively cast.
Abstaining will, thus, have the effect of a vote against a proposal. With regard to the election of directors, a stockholder may cast votes in favor of a candidate or withhold his or her votes; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), member stockbrokers who hold shares of Common Stock in the broker's name for customers are required to solicit directions from those customers on how to vote such shares. In the absence of any such instructions, the stockbrokers may vote shares of Common Stock on certain proposals. The Staff of the NYSE, prior to the
Annual Meeting, informs the brokers of those proposals upon which the brokers are entitled to vote the undirected shares.

     When a stockbroker does not vote, it is referred to as a "broker non-vote"
(customer-directed abstentions are not broker non-votes). Broker non-votes generally do not affect the determination of whether a quorum is present at the
Annual Meeting because in most cases some of the shares held in the broker's name have been voted on at least some proposals, and therefore, all of such shares are considered present at the Annual Meeting. Under applicable law, a broker non-vote will have the same effect as a vote against any proposal other than the election of directors and will have no effect on the outcome of the election of directors.

     Stockholders who return a properly executed proxy are appointing the Proxy
Committee to vote their shares of Common Stock covered by the Proxy. That
Committee has three members whose names are listed on the accompanying proxy card, each of whom is a director or executive officer of AIPC. A stockholder wishing to name as his or her proxy someone other than the Proxy Committee designated on the proxy card may do so by crossing out the names of the designated proxies and inserting the name of such other person. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it directly to the person so named and for that person to be present in person and vote at the Annual Meeting. Proxy cards so marked should NOT be mailed to AIPC.

     The Proxy Committee will vote the shares of Common Stock covered by a proxy in accordance with the instructions given by the stockholders executing such proxies. If a properly executed and unrevoked proxy solicited hereunder does not specify how the shares represented thereby are to be voted, the Proxy Committee intends to vote such shares FOR the election as directors of the persons nominated by management, FOR ratification of the Board of Directors' selection of Ernst & Young LLP to serve as AIPC's independent auditors for fiscal year
2002, in accordance with their discretion upon such other matters as may properly come before the Annual Meeting.

     A stockholder may revoke a valid proxy with a later-dated, properly executed proxy or other writing delivered to the Corporate Secretary of AIPC at any time before the polls for the Annual Meeting are closed. Attendance at the
Annual Meeting will not have the effect of revoking a valid proxy unless the stockholder delivers a written revocation to the Corporate Secretary before the proxy is voted. Stockholders whose shares are held by a broker will have to contact the broker to determine how to revoke a proxy solicited through the broker.

401(K) PLAN PARTICIPANTS

     Participants in the American Italian Pasta Company Retirement Savings Plan
(the "401(k) Plan") are provided a separate voting instruction card
(accompanying this Proxy Statement) to instruct the trustee of the 401(k) Plan how to vote the shares of Common Stock held on behalf of such participant. The
401(k) Plan trustee is required under the trust agreement to vote the shares in accordance with the instructions indicated on the voting instruction card. If the voting instruction card is not returned, the trustee is required under the applicable trust agreement to vote such shares, as well as any unallocated shares, in the manner directed by a committee designated under the plan. The voting instruction card should be returned directly to the trustee in the envelope provided AND SHOULD NOT BE RETURNED TO AIPC. The mailing address of the trustee is George K. Baum Trust Company, Twelve Wyandotte Plaza, 120 West 12th
Street, Suite 850, Kansas City, Missouri 64105. 401(k) Plan participants who wish to revoke a voting instruction card will need to contact the trustee and follow its procedures.

     Confidentiality of Voting of 401(k) Plan Participants. Under the terms of the 401(k) Plan trust agreement, the trustee is required to establish procedures to ensure that the instructions received from participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the participants' free exercise of their voting rights.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the Record Date by each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock. Beneficial ownership is generally either the sole or shared power to vote or dispose of the shares. The percentage ownership is based on the number of shares outstanding as of the Record Date. Except as otherwise noted, the holders have sole voting and dispositive power.

                                                                                   Class A Common Stock
                                                                       Shares                            Beneficially Owned
Name and Address of Beneficial Owner                                   Number                               Percent (1)
------------------------------------                                   ------                               -----------

FMR Corp., Edward C. Johnson 3d
     and Abigail P. Johnson (2)
     82 Devonshire Street                                           2,042,000(2)                               11.5%
     Boston, MA

Shaker Investments, Inc. (3)
     One Chagrin Highlands
     2000 Auburn Drive, Suite 300                                    955,140(3)                                 5.4%
     Cleveland, OH 44122

Waddell & Reed Investment Management Co. (4)
     6300 Lamar Avenue                                              2,365,400(4)                               13.3%
     Shawnee Mission, KS 66201

T. Rowe Price Associates, Inc. (5)
     100 E. Pratt Street                                            1,366,800(5)                                7.7%
     Baltimore, MD 21202

(1)  Beneficial ownership is determined in accordance with the rules of the
     Commission. In computing the number and percentage of shares beneficially owned by a person and the percentage ownership of that person, shares of
     Common Stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days of the
     Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)  Based upon an amended Schedule 13G, dated February 14, 2001, filed jointly by FMR Corp., a Massachusetts corporation ("FMR"), Edward C. Johnson 3d and
     Abigail P. Johnson. According to such Schedule 13G, FMR and Mr. Johnson each have sole power to dispose of 2,042,200 shares and sole voting power with respect to 482,800 shares. Mr. Johnson and members of the Johnson family form a controlling group with respect to FMR. Mr. Johnson is
     Chairman of FMR and Ms. Johnson is a director of FMR.

(3)  Based on a Schedule 13G dated February 8, 2001, filed jointly by Shaker
     Investments, Inc., Shaker Management, Inc., and Shaker Investments
     Management, Inc., (the "Shaker Companies"). According to such Schedule 13B, the Shaker Companies have sole voting power with respect to 955,140 shares.

(4)  Based on an amended Schedule 13G dated January 23, 2001.

(5)  Based on an amended Schedule 13G dated February 7, 2001. According to such schedule 13G, T. Rowe Price Associates, Inc. has sole voting power with respect to 194,500 shares and sole power to dispose of 1,366,800 shares.

                              STOCKHOLDER PROPOSALS

     To be properly brought before the Annual Meeting, a proposal must be either
(i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii)
otherwise properly brought before the meeting by a stockholder.

     If a holder of AIPC Common Stock wishes to present a proposal, other than the election of a director, in AIPC's Proxy Statement for next year's annual meeting of stockholders, such proposal must be received by AIPC on or before
August 28, 2002. Such proposal must be made in accordance with the applicable laws and rules of the Securities and Exchange Commission and the interpretations thereof. Any such proposal should be sent to the Corporate Secretary of AIPC at
4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri 64116.

     In order for a stockholder proposal that is not included in AIPC's Proxy
Statement for next year's annual meeting of stockholders to be properly brought before such meeting, such proposal must be delivered to the Corporate Secretary and received at AIPC's executive offices no earlier than November 11, 2002 and no later than December 9, 2002 (assuming a meeting date of February 5, 2003) and such proposal must also comply with the procedures outlined below, which are set forth in AIPC's By-laws. The determination that any such proposal has been properly brought before such meeting is made by the officer presiding over such meeting.

DIRECTOR NOMINATIONS

     With respect to stockholder nominations of candidates for AIPC's Board of
Directors, AIPC's Bylaws provide that not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Nomination Notice (as defined below) by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs), any stockholder who intends to make a nomination at the
Election Meeting shall deliver a notice in writing (the "Nomination Notice") to the Secretary of AIPC at its principal executive offices setting forth (a) as to each nominee whom the stockholder proposes to nominate for election as a director, (i) the name, date of birth, business address and residence address of such individual, (ii) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (iii) whether the nominee is or ever has been at any time a director, officer or owner of 5 percent or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (iv) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended,
(v) whether, in the last five years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding, decree or proceeding which may be material to an evaluation of the ability or integrity of the nominee, and (vi) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the Person submitting the Nomination
Notice and any Person acting in concert with such Person, (i) the name and business address of such Person, (ii) the name and addresses of such Person as they appear on the Corporation's books, (iii) the class and number of shares of the

Corporation that are beneficially owned by such Person, (iv) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the
Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, shall be filed with the Nomination
Notice.

MATTERS OTHER THAN DIRECTOR NOMINATIONS

     AIPC's Bylaws provide that, in addition to any other applicable requirements, for a proposal to be properly brought before the meeting by a stockholder, (a) the stockholder must have been a stockholder of record on the date of the giving of the notice of the Stockholder Proposal (as defined below)
and on the record date for the determination of stockholders entitled to vote at such meeting; and (b) such stockholder has filed a written notice (a "Proposal
Notice") setting forth with particularity (i) the names and business addresses of the proponent and all persons or entities (collectively, the "persons" and, singularly, a "person") acting in concert with the proponent; (ii) the name and address of the proponent and the persons identified in clause (i), as they appear on the Corporation's books (if they so appear); (iii) the class and number of shares of AIPC beneficially owned by the proponent and the persons identified in clause (i); (iv) a description of the Stockholder Proposal containing all material information relating thereto; and (v) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of AIPC to consider the Stockholder Proposal; and (c) the Proposal Notices must be delivered to the Secretary and received at the principal executive offices of
AIPC (1) in the case of an annual meeting, not less than 60 days nor more than
90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; PROVIDED, HOWEVER, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the Proposal Notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs, or (2) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires
AIPC's directors and executive officers, and other persons, legal or natural, who own more than 10 percent of AIPC's Common Stock (collectively, "Reporting
Persons"), to file reports of their ownership of such stock, and the changes therein, with the Securities and Exchange Commission, the New York Stock
Exchange and AIPC (the "Section 16 Reports"). All such reports due were filed in a timely manner during fiscal year 2001.

                                  OTHER MATTERS

     AIPC will bear the cost of the Annual Meeting, including the cost of mailing the proxy materials and any supplemental materials. Directors, officers and employees not specifically engaged or compensated for that purpose may also solicit proxies by telephone, telegraph or in person. In addition, AIPC may reimburse brokerage firms and other persons representing beneficial owners of
AIPC's shares for their expenses in forwarding this Proxy Statement, the Annual
Report and other soliciting materials to such beneficial owners.

     Brokers, dealers, banks, voting trustees, other custodians, and their nominees are asked to forward soliciting materials to the beneficial owners of shares held of record by them and upon request will be reimbursed for their reasonable expenses in completing the mailing of soliciting materials to such beneficial owners.

     The Board of Directors knows of no other matters that are expected to be presented for consideration at the Annual Meeting. As of the date of this Proxy
Statement, no notice of any matters has been received in accordance with AIPC's
Bylaws, as discussed above. However, if other matters properly come before the meeting, it is intended that persons named in the accompanying proxy will vote on them in accordance with their best judgment.

     Notwithstanding anything to the contrary set forth in any of AIPC's previous filings under the Securities Act of 1933, as amended, or the Exchange
Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation
(included herein) shall not be incorporated by reference into any such filings.

                       By Order of the Board of Directors

                       -----------------------------------------------------
                       Executive Vice President and Chief Financial Officer

Kansas City, Missouri
January 11, 2002

     AIPC will furnish without charge, a copy of its Annual Report on Form 10-K for the year ended September 28, 2001 (without exhibits) as filed with the
Securities and Exchange Commission (the "SEC") upon written request. The Annual
Report on Form 10-K includes a list of all exhibits thereto. AIPC will furnish written copies of such exhibits upon written request therefor and payment of
AIPC's reasonable expenses in furnishing such exhibits. Each such request must set forth a good faith representation that, as of the Record Date, the person making such request was a beneficial owner of Common Stock entitled to vote at the Annual Meeting. Such written request should be directed to the Corporate
Secretary of AIPC, 4100 N. Mulberry Drive, Suite 200, Kansas City, Missouri
64116. The Annual Report on Form 10-K for the year ended September 28, 2001 with exhibits, as well as other filings by AIPC with the SEC, are also available through the SEC's Internet site on the World Wide Web at www.sec.gov.

                                                        EXHIBIT A

                                                                                                                         eXHIBIT A

                         AMERICAN ITALIAN PASTA COMPANY

                             AUDIT COMMITTEE CHARTER

1.   The committee will have three members, each of whom will be independent outside directors. Committee members will be financially literate and their backgrounds will include at least one of the following key qualities:

          |_|  industry knowledge
          |_|  financial reporting or auditing background
          |_|  experience in business risk management
          |_|  experience as an audit committee member with a publicly held company

2.   It will be the committee's responsibility to:

          |_|  Assess auditor performance; recommend appointment of auditors;
               approve the auditor's fees; assess auditor independence; assess the need for an internal audit function; review any other
               engagements performed by the auditor's firm for the Company and assess the impact on the auditor's independence.
          |_|  Hold at least two meetings annually with the auditors and
               financial management. Hold the first meeting before the
               commencement of fieldwork to discuss the consideration of key business, financial and regulatory risk as well as the scope of the audit examination. Held after completion of the audit
               examination, the second meeting will receive the results of the audit and discuss any issues that arose. Each meeting will include a session with management absent to facilitate auditor
               communication of any concerns. |_| Periodically receive and
               evaluate reports from senior management on processes for
               identification and control of key business, financial and
               regulatory risks.
          |_|  Work with senior management to develop a corporate code of conduct and to monitor compliance.
          |_|  Monitor the procedures for insuring the integrity and quality of annual and interim reporting to stakeholders.
          |_|  Review and approve significant new or changed accounting and reporting practices and policies.

3.   The committee will have access to the auditors and members of management as needed to discharge its responsibilities. The Board and senior management will advise the auditors that the Board is the audit client. The Board and senior management will direct the auditors to communicate directly with the committee, through its chairman, any concerns related to the quality of financial reporting, regulatory compliance, or the integrity of management.
     The committee chairman will meet periodically with Company legal counsel to receive updates on matters related to regulatory changes and compliance.

4.   The committee will report to the full Board the results of discharge of its responsibilities. Periodically, the committee will assess whether to recommend to the full Board the need to issue a report on its activities to the shareholders.

5.   The committee will operate under this Charter with approval of the full
     Board after obtaining input from senior management, the auditors and legal counsel.

6.   The committee will receive annually from management a report on the procedures used to insure that the information contained in SEC filings and other published documents containing financial information is consistent with the information contained in the financial statements.

7.   The committee will have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee will be empowered to seek Board approval if the committee feels it needs to retain independent counsel, accountants, or others to assist in the conduct of any investigation.

8.   The committee will biannually perform a self-assessment of audit committee performance and review of this charter. The self-assessment will be reviewed with the full Board to obtain its approval.

                                        A-1